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                                                                    EXHIBIT 10.3

                               SECOND AMENDMENT OF
                  SUPPLEMENTAL TARGET PENSION BENEFIT AGREEMENT

                  THIS AMENDING AGREEMENT made as of the ____ day of _____________, 2002 by and between ALLEN TELECOM INC., a Delaware Corporation, (the "Company") having its principal executive offices at Beachwood, Ohio, and ROBERT G. PAUL, of Cleveland Heights, Ohio (the "Executive").

RECITALS

                  A. The Executive has been and is employed by the Company in a key executive capacity, and it is expected that he will continue to contribute to the growth and success of the Company during his employment by it; and

                  B. The Company maintains a tax-qualified retirement plan for employees designated as the Allen Telecom Inc. Corporate Retirement Plan (the "Pension Plan"), which is intended to meet the requirements of a "qualified plan" under the Internal Revenue Code of 1986, as amended (the "Code"), and a nonqualified retirement plan for certain employees designated as The Allen Group Inc. Restoration Plan (the "Restoration Plan"), which is intended to supplement benefits payable under the Pension Plan by restoring benefits that cannot be provided under the Pension Plan because of the limitations imposed under the Code and because of reductions in compensation pursuant to The Allen Group Inc. Deferred Compensation Plan; and

                  C. The Company and the Executive previously entered into a Supplemental Target Pension Benefit Agreement (the "Pension Agreement"), as amended as of August 1, 1997, which is intended to provide an aggregate level of non-qualified and qualified pension benefits to the Executive which exceed the benefits provided under the Pension Plan and the Restoration Plan;

                  NOW, THEREFORE, in consideration of the premises and of the Executive's services and significant contributions to the Company, the parties hereto agree as follows:

I.

                  Subsection 2.6(c) of the Pension Agreement is hereby amended in its entirety to read as follows:

         "(c) Subsequent to the Executive's Benefit Commencement Date, the Executive may elect to receive his remaining Supplemental Pension Benefit in a single cash lump sum payment. If the Executive so elects, the amount to be paid to him shall be equal to the actuarial present value of all remaining Supplemental Pension Benefit payments, reduced by ten percent (10%). The actuarial present value shall be calculated using the interest rate and other actuarial assumptions of the Pension Plan used to determine lump sum actuarial equivalents thereunder in effect as of the date of such payment. The
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          remaining ten percent (10%) of the actuarial present value of all remaining Supplemental Pension Benefit payments shall be forfeited."

*.*.*.*.*

                  Except as herein specifically amended the Pension Agreement is ratified and confirmed.

                  This Amending Agreement and the Pension Agreement shall be read, interpreted and construed as a single agreement.

                  IN WITNESS WHEREOF, Allen Telecom Inc. has caused this Amending Agreement to be signed by its proper officer and Executive has hereunto set his hand this ______ day of ____________, 2002.

ATTEST                                               ALLEN TELECOM INC.

                                                     By:

Secretary                                            Title:




WITNESS:

                                                     ROBERT G. PAUL